Exhibit (e)(2)

PERSONAL AND CONFIDENTIAL

February 16, 2018

Catalent Pharma Solutions, LLC

14 Schoolhouse Road

Somerset, NJ 08873

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated business combination transaction between Juniper Pharmaceuticals, Inc. (the “Company”) and you or one of your Affiliates (as defined below) (the “Possible Transaction”), you have requested information concerning the Company that is confidential and proprietary. As a condition to your being furnished such information, you agree to treat any information, in any form or medium, whether written or oral, concerning the Company or any of its subsidiaries, Affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, spreadsheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement. For purposes of this letter agreement the term “Representatives” means (i) when used in relation to the Company, the Company’s subsidiaries and Affiliates and its and their respective directors, officers, employees, agents and advisors (including, without limitation, financial and legal advisors, consultants and accountants) and (ii) when used in relation to you, your subsidiaries and Affiliates and your and such subsidiaries’ and Affiliates’ respective (A) directors, officers, employees, legal advisors and accountants and (B) subject in each case to the prior written consent of the Company (such consent not to be unreasonably withheld), financial advisors, other advisors, industry consultants and potential sources of capital or financing (debt or equity). For purposes of this letter agreement, (1) the term “person” shall be broadly interpreted to include any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity and (2) the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Catalent Pharma Solutions, LLC

February 16, 2018

1.	Non-Disclosure and Use of Evaluation Material. You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction; provided, however, that the Evaluation Material may be disclosed (a) to any of your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, (b) pursuant to an External Demand (as defined below) in accordance with paragraph 4 of this letter agreement, and (c) as the Company may otherwise consent in writing. All such Representatives shall (i) be informed by you of the confidential nature of the Evaluation Material, (ii) agree to keep the Evaluation Material strictly confidential, and (iii) be advised of the terms of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach). It is understood and agreed that the Company may, in its sole discretion, from time to time determine that disclosure of certain Evaluation Material or of your interest, or the Company’s interest, in evaluating the Possible Transaction to certain of your Representatives may be inappropriate, in Which event at the Company’s request you shall refrain from disclosing such information to such Representatives.

2.	Securities Laws. You hereby acknowledge that you and your Representatives are aware that the Evaluation Material may contain material, non-public information about the Company and that any purchase or sale of any securities of the Company while in possession of such information may be a violation of the Exchange Act or other applicable laws. The Company hereby acknowledges that it and its Representatives are aware that the Participation Information (as defined below) may constitute material, non-public information about you and your Affiliates and that any purchase or sale of your or your Affiliates’ securities while in possession of such information may be a violation of the Exchange Act or other applicable laws.

3.	Transaction Information. You will not, and will direct your Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you (such information, “Transaction Information”); provided, however, that disclosure of Transaction Information pursuant to an External Demand shall be governed by paragraph 4 of this letter agreement; provided further, however, that, other than in the case of an External Demand, you and your Affiliates may disclose Transaction Information (a “Permitted Disclosure”) if, but only if, such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advice of legal counsel. Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material or Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to an agreement, arrangement or understanding, with any other person, including other

Catalent Pharma Solutions, LLC

February 16, 2018

potential bidders and equity or debt financing sources (other than your Representatives as permitted above) regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement. The Company agrees that it will not, and will direct its Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place with you concerning the Possible Transaction or that Evaluation Material has been made available to you (such information, “Participation Information”); provided, however, that disclosure of Participation Information pursuant to an External Demand shall be governed by paragraph 4 of this letter agreement applied mutatis mutandis to the Company; provided further, however, that, other than in the case of an External Demand, the Company and its Affiliates may disclose Participation Information if, but only if, such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advice of legal counsel.

4.	Required Disclosure. Notwithstanding anything to the contrary provided in this letter agreement, (a) in the event you or any of your Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) to disclose all or any part of the Evaluation Material or Transaction Information or (b) in the case of a Permitted Disclosure, you or your Representatives, as the case may be, agree, to the extent legally permissible, to (i) promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or Permitted Disclosure, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (iii) assist the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (A) you or your Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Transaction Information which you or your Representatives are advised by counsel is legally required to be disclosed and to only those persons to whom you or your Representatives are advised by counsel are legally required to receive such information, and you or your Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material or Transaction Information, and (B) you or your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this letter agreement.

5.	Communications and Requests. Unless otherwise agreed to by the Company in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings, and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed exclusively to Rothschild & Co.

Catalent Pharma Solutions, LLC

February 16, 2018

6.	Non-Solicit. You agree that, for a period of twelve (12) months from the date of this letter agreement, none of you, any of your Affiliates who are provided with Evaluation Material or become aware of your discussions with the Company, or any other of your Representatives acting on your behalf, will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its Affiliates (a) any individual serving as an officer of the Company, or (b) any employee of the Company or any of its Affiliates holding the title of Vice President or above with whom you have had substantial contact, or who is specifically identified to you, during your investigation of the Company and its business, in each case without obtaining the prior written consent of the Company; provided that (i) you may make general solicitations for employment not specifically directed at the Company or any of its subsidiaries or their respective employees and employ any person who responds to such solicitations, and (ii) you may employ any person who seeks employment with you on a non-solicited basis as long as such employee has not been employed by the Company or any of its subsidiaries for at least six (6) months prior to the hiring of such individual and such employment does not involve your direct or indirect solicitation in violation of this letter agreement.

7.	Standstill. You hereby acknowledge that, unless otherwise agreed in writing by the Company, for a period of eighteen (18) months from the date of this letter agreement, none of you or any of your Affiliates who are provided with Evaluation Material or become aware of your discussions with the Company will: (a) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (b) (i) acquire beneficial ownership of any securities (including in derivative form) of the Company (collectively, a transaction specified in (a)(i), (a)(ii) and (b)(i) involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”), (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities (including in derivative form) of the Company, (iii) nominate any person as a director of the Company, or (iv) propose any matter to be voted upon by the stockholders of the Company; (c) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company or a Business Combination involving the Company; or (d) take any action that would require the Company to make a public announcement regarding a potential Business Combination; provided, however, that nothing in this paragraph shall prohibit you from making a confidential proposal to the Company or the Company’s Board of Directors for a transaction involving a Business Combination following the public announcement by the Company that it has entered into a definitive agreement with a third party for a transaction involving a Business Combination.

8.	No Reportable Ownership of Securities. You represent and warrant that as of the date hereof, neither you nor any of your Affiliates beneficially own sufficient securities of the Company (as Exchange Act), or have any other sufficient pecuniary interest in the securities of the Company, such that you are required to file a Beneficial Ownership Report on either Schedule 13G or Schedule 13D with the U.S. Securities and Exchange Commission.

Catalent Pharma Solutions, LLC

February 16, 2018

9.	No Financing Source Lock-Up Arrangements. You will not enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential financing source or sources that may reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other party in any other transaction involving the Company. You also represent that you have not entered into such an agreement, arrangement or understanding prior to the date hereof.

10.	No Representation of Accuracy. Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that none of the Company or its Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Other than as may be agreed to in a Definitive Agreement (as defined below), you agree that none of the Company or its Representatives shall have any liability to you or any of your Representatives resulting from the selection or content of the Evaluation Material or its use by you or your Affiliates or Representatives.

11.	Destruction or Return of Evaluation Material. Upon the Company’s demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof, or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Material cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements and non-use limitations contained in this letter agreement and you and your Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder. Notwithstanding the foregoing, you and your Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material to the extent necessary pursuant to applicable legal or regulatory requirements; provided that you and such Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder for such period of time as you and such Affiliates and Representatives retain such work product.

12.	Injunctive Relief. You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and shall cause its Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

Catalent Pharma Solutions, LLC

February 16, 2018

13.	Definitive Agreement. You agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction (a “Definitive Agreement”) has been executed and delivered, none of the Company, you, or our respective Affiliates or Representatives will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression except, in the case of this letter agreement, for the matters specifically agreed to herein. In addition, you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction other than claims under any Definitive Agreement relating to a Possible Transaction or under this letter agreement. For purposes of this letter agreement, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.

14.	Process Agreements. You acknowledge that (a) the Company shall be free to conduct a process for a transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any other prospective buyers and entering into a definitive agreement without prior notice to you or to any other person), and (b) any procedures relating to such transaction may be implemented or changed at any time without notice to you or any other person.

15.	No Waiver; Amendment. No failure or delay by you, the Company or any of our respective Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, unless in writing and signed by an officer of or other authorized person on behalf of the waiving party. No modification or amendment of this letter agreement shall be effective unless in writing and signed by an officer or other authorized person on behalf of each of you and the Company.

16.	Severability. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

17.	Governing Law and Forum. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement or the Possible Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

18.	Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Catalent Pharma Solutions, LLC

February 16, 2018

Very truly yours,

Juniper Pharmaceuticals, Inc.

By:	/s/ Alicia Secor
Name: Alicia Secor
Title: President & CEO

Confirmed and Agreed to:

Catalent Pharma Solutions, LLC

By:	/s/ Jose Ibietatorremendia
Name: Jose Ibietatorremendia
Title: Vice President & Deputy General Counsel

Date: February 16, 2018